Exhibit 99.1


E-City Software and On Alert Systems, Inc. announce Strategic Alliance; Management Change

SEATTLE--(BUSINESS WIRE)--May 27, 2003--E-City Software Inc. (OTCBB:ECTY PDNW news) and On Alert Systems, Inc. a wholly owned subsidiary of Proxity Digital networks, Inc. today announced that E-City has entered into a strategic alliance agreement with On Alert Systems, Inc. to cooperate in the area of On Alert's gunshot detection technology and computer mapping effective May 23, 2003. E-City also announced that CEO and director Anis Jessa was stepping down to make way for William C. Robinson , who was appointed by Mr. Jessa to be the new director and CEO of E-City. E-City was a developer of interactive maps for cities around the world. Its customers included governments, telecommunications companies and the travel and tourism industry. E-City substantially ceased its operations in August 2002 due to lack of capital.

Mr. Jessa announced. "I have been searching for a commercial opportunity that would create value for E-City shareholders and introduce new capital into the company. I believe that the On Alert strategic alliance provides such an opportunity. Although we had explored security technology for some time, we had never found the right partner until On Alert. I believe that this new direction will provide an opportunity for us to once again be an exciting technology company contributing to enhanced governmental, community and corporate security."

The strategic alliance agreement provides that E-City will sell to On
Alert and On Alert agrees to buy 35,000,000 common shares of E-City stock in exchange for strategic cooperation, management expertise and a payment of $40,000 to Cityscape, Inc., an E-City customer with whom E-City has a commercial dispute. E-City and On Alert also agreed to cooperate with each other to enhance the mutual possibilities of sales of their combined technology in the gunshot detection and computer mapping markets. Although the Parties have not yet decided precisely what form this cooperation will take, they will use their best efforts to reach a mutually beneficial cooperative solution under the agreement.

"I wanted to make sure that our customers and creditors were protected by this transaction. While their can be no assurance that everything will go according to plan, I believe that this alliance agreement and Mr. Robinson's leadership are the best prospect we have for success."

William C. Robinson is an experienced executive with highly developed skills in the corporate turn around environment who is also affiliated with On Alert Systems and familiar with the On Alert technology a wholly owned subsidiary of Proxity Digital Networks, Inc. (PDNW). Mr. Robinson has agreed to take over as Chief Executive Officer and sole director of E-City, effective immediately. Mr. Jessa has resigned from the board of directors and from the CEO position, though he will remain employed by E-City on a part-time basis as a consultant through the next 12 months. The terms of Mr. Jessa's consultancy provide that he will surrender 2,149,000 shares of common stock in E-City which will be held in trust to secure his obligations under the consulting agreement. Mr. Jessa will be compensated by 2,471,350 shares of incentive stock options at a price per share of $0.01 under the agreement, subject to his providing the requisite consulting services. The consulting agreement also provides some anti-dilution protection for Mr. Jessa and provides that the corporation agree to pay certain tax liabilities that it owes in a timely fashion and for which Mr. Jessa may be personally liable in the event of non-payment.

"I am truly excited and honored to be leading E-City. E-City has faced significant challenges, but I believe that the On Alert technology combined with E-City's existing computer mapping technology can bring the opportunity for substantial growth and I will do my best to capitalize on this opportunity and to grow E-City into the business that I know it can be. I know that I am joined by the customers, shareholders, creditors and partners of E-City in expressing appreciation to Mr. Jessa for the leadership he has shown through this challenging time." Mr. Robinson concluded.

E-City Software, Inc. (OTCBB:ECTY - news) is a developer and marketer of technology that improves safety and security for governments and corporations. On Alert Systems, Inc. holds exclusive rights to a gunshot detection technology with civilian, governmental and military applications.

For more information about E-City Software or its products, please visit our website at www.ecitysoftware.com.

For more information about On Alert Systems, Inc please visit the website at www.onalertsystems.com

NOTE: Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. The risks and uncertainties include, but are not limited to the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results, the potential unavailability of financing sources and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. E-City Software assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements. Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

            E-City Software, Inc.
            Anis Jessa, 504-722-7402
            www.ecitysoftware.com.
            ---------------------

            Proxity Digital Networks, Inc.
            Billy Robinson, 504/524-5425
            504/524-5424 fax
            billy@proxity.com